Exhibit 99.1

Senseonics Holdings, Inc. Announces Business Updates Including Preliminary 2024 Results, 365 Launch Update and Cancellation of Special Meeting

January 8, 2025 GERMANTOWN, Md.--(BUSINESS WIRE)-- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced operational, financial and other business updates.

Recent Highlights & Accomplishments

•	Generated preliminary unaudited fourth quarter revenue of approximately $8.3 million, and preliminary unaudited full year 2024 total revenue of approximately $22.5 million
•	Received FDA approval for Eversense® 365 Continuous Glucose Monitoring system and launched Eversense 365 with commercial partner, Ascensia.
•	Patient base increased 56% in 2024 over 2023 to approximately 6,000 global patients
•	Reached a milestone of over a 1,000 annual U.S. Eversense prescribers during 2024
•	Continued strong interest in Eversense 365, as evidenced by the following early U.S. launch performance indicators:

o	Direct to Consumer (DTC) leads have doubled in Q4 compared to the pre-launch third quarter
o	New patient shipments of approximately 600 in December were the highest monthly total in the Company’s history
o	The number of patients switching to Eversense from competitive CGM’s has increased 49% since Eversense 365 launch
o	118% increase in patient referrals from physicians since launch

•	Following recent appreciation in Company’s share price, determined not to proceed with previously announced Special Meeting of stockholders to consider reverse stock split.

“2024 was a tremendous year for Senseonics, achieving our long-term goal of commercializing the Eversense 365 product, providing people with diabetes a convenient and accurate solution for monitoring blood glucose for an entire year with a single sensor. Additionally, we’ve strengthened our position in the marketplace through the newly created CGM division of our commercial partner, Ascensia, and our partnership with Mercy health system, targeted to proactively improve health outcomes and decrease overall systemwide costs for people with diabetes,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Patient and provider leads, converstion rates, and interest from health systems have all increased significantly since the U.S. 365 launch, culminating in the highest number of monthly new patient shipments in December 2024, and we expect to see those numbers continue to accelerate in 2025. We also expect to provide updates on pump-connectivity, additional health care systems and our ex-US launch over the course of the year.”

2024 Financial Results

The Company currently expects to report revenues of approximately $8.3 million for the fourth quarter 2024 and full year 2024 total revenue of approximately $22.5 million. Total unaudited operating expenses and associated cash utilization for the fourth quarter 2024 and full year 2024 was consistent with the previously guided range. The Company’s unaudited balance of cash, cash equivalents and restricted cash as of December 31, 2024, is expected to be approximately $74.9 million. The Company expects to report its full fourth quarter and fiscal year 2024 financial results later this quarter. The preliminary financial results described in this update have not been audited and are subject to adjustment based on the Company’s completion of year-end financial close processes.

Cancellation of Special Meeting of Stockholders

The Company has determined not to proceed with the Special Meeting, scheduled for January 10, 2025, for the purpose of seeking shareholder approval of a proposed reverse stock split within the range of 25:1 to 50:1. Since announcing the proposed stock split on November 19, 2024 in parallel with the ongoing launch of the 365-day product the Company’s share price has increased. As of January 7, 2025, proxies had been received from sufficient stockholders to constitute a quorum for the meeting, with a majority of such shares voting in favor of the proposed reverse stock split as of such date. However, after assessing the pricing implications of a reverse split at the lowest end of the proposed range of stock splits, and taking into consideration shareholder feedback regarding conducting a reverse split of at this time, the Company determined not to proceed with the Special Meeting and the proposed reverse stock split.

Considerations for 2025 Growth Outlook

The Company also plans to provide financial guidance for 2025 in conjunction with its reporting of full fiscal year 2024 financial results. The Company currently expects that the 2025 guidance will reflect positive revenue growth in 2025 over 2024, taking into account the following factors, among others: (i) Ascensia’s completion of financial forecasts for their fiscal year beginning on April 1st, 2025, (ii) plans with respect to spending on the DTC marketing campaign to generate leads, (iii) the status of other sales and marketing initiatives, and (iv) refined visibility of the timeline and specifications for the regulatory submission and the plans for commercial transition to Eversense 365 outside the United States.

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 13 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

About Ascensia Diabetes Care

Ascensia Diabetes Care is a global company focused entirely on helping people with diabetes. Our mission is to empower those living with diabetes through innovative solutions that simplify and improve their lives.

We are home to the world-renowned CONTOUR® portfolio of blood glucose monitoring systems and the exclusive global distribution partner for the Eversense® Continuous Glucose Monitoring Systems from Senseonics. These products combine advanced technology with user-friendly functionality to help people with diabetes manage their condition and make a positive difference to their lives. As a trusted partner in the diabetes community, we collaborate closely with healthcare professionals and other partners to ensure our products meet the highest standards of accuracy, precision and reliability, and that we conduct our business compliantly and with integrity.

Ascensia is a member of PHC Group and was established in 2016 through the acquisition of Bayer Diabetes Care by PHC Holdings Corporation. Ascensia products are sold in more than 100 countries. Ascensia has around 1,400 employees and operations in 29 countries.

For further information, please visit the Ascensia Diabetes Care website at: http://www.ascensia.com.

About PHC Holdings Corporation

PHC Holdings Corporation (TSE 6523) is a global healthcare company with a mission of contributing to the health of society through healthcare solutions that have a positive impact and improve the lives of people. Its subsidiaries (referred to collectively as PHC Group) include PHC Corporation, Ascensia Diabetes Care Holdings AG, Epredia Holdings Ltd., LSI Medience Corporation, Mediford Corporation, and Wemex. Together, these companies develop, manufacture, sell and service solutions across diabetes management, healthcare solutions, life sciences and diagnostics. PHC Group’s consolidated net sales in FY2023 were JPY 353.9 billion with global distribution of products and services in more than 125 countries. www.phchd.com

©2024 Ascensia Diabetes Care Holdings AG. All right reserved. Ascensia, the Ascensia Diabetes Care logo and Contour are trademarks and/or registered trademarks of Ascensia Diabetes Care Holdings AG.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the anticipated level of fourth quarter 2024 and full year 2024 revenue and cash, cash equivalents and restricted cash as of December 31, 2024, and projected 2025 financial performance described in “Considerations for 2025 Growth Outlook,” statements regarding the expected acceleration of patient and provider leads, conversion rates, and interest from health systems in 2025, statements regarding pump-connectivity, additional health care systems and the Company’s ex-US launch of the 365-day system, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the financial close process in connection with the finalization of the Company’s 2024 financial statements, as well as the audit of such financial statements by the Company’s independent registered public accounting firm, the execution of the independent business unit of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration and roll-out of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms and coordinations with health systems and other new collaboration partners and third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and Senseonics’ activities, uncertainties relating to the current economic environment and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2023, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and subsequent reports filed with the SEC under the heading "Risk Factors."

The preliminary financial information and outlook presented in this release are estimates based on information available to management as of the date of this release, have not been reviewed or audited by the Company’s independent registered public accounting firm and are subject to change. There can be no assurance that the Company’s actual audited financial results as of and for the full year ended December 31, 2024 will not differ from the preliminary financial information presented in this release. The preliminary financial information presented in this release should not be viewed as a substitute for full financial statements prepabed in accordance with GAAP and audited by the Company’s independent registered public accounting firm. In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer

LifeSci Advisors

investors@senseonics.com